Exhibit 99.1


                               MARGO CARIBE, INC.
                                  Call Box 1370
                            Dorado, Puerto Rico 00646



February 17, 2005                                    FOR IMMEDIATE RELEASE
                                                     ---------------------

Contact:

Juan B. Medina
Senior Vice President and
Chief Financial Officer
Tel. (787) 883-2570 (Ext. 1033)



                  MARGO CARIBE ANNOUNCES CLOSING OF PURCHASE OF
                   THE ASSETS OF STATE-LINE BARK & MULCH, INC.


     Vega Alta, Puerto Rico, February 17, 2005, Michael J. Spector, the President and Chief Executive Officer of Margo Caribe, Inc. (Nasdaq: MRGO), announced today that on February 16, 2005, Margo State Line, Inc., a Florida corporation and a wholly owned subsidiary of Margo Caribe, Inc., completed the purchase of substantially all the assets (other than real property) of State-Line Bark & Mulch, Inc., a Georgia corporation (the "Seller"). The closing was effected pursuant to the terms of an Asset Purchase Agreement between the Seller and Richard K. Stewart and Dana M. Stewart, the shareholders of the Seller. At closing, Margo paid the Seller $1.96 million in cash for all the assets other than the real estate and agreed to assume approximately $690,000 in liabilities. The closing of the real estate, consisting of approximately 100 acres, is subject to the completion of environmental and other due diligence matters. Margo has agreed to pay $640,000 for the real estate. The Seller is engaged in the business of the production of bulk or bagged ground cover, soil and compost and related products in Folkston, Georgia.

     Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico. The Company is also engaged in the sale of lawn and garden products, the provision of landscaping services and maintenance throughout Puerto Rico and Caribbean and the manufacturing of potting soils and other lawn and garden goods under the Rain Forest trade name, as well as in the process of permitting a residential development project in Puerto Rico.


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FORWARD LOOKING STATEMENTS

     This press release contains certain "forward looking statements" concerning Margo Caribe's economic future performance. The words "expect," "anticipate," "hope" and similar expressions are meant to identify "forward looking statements" within the meaning of the Private Securities Litigation reform act of 1995.

     Margo Caribe wishes to caution readers not to place undue reliance on any such "forward looking statements," which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect Margo Caribe's financial performance and could cause Margo Caribe's actual results for the future periods to differ materially from those anticipated or projected.

     Margo Caribe does not undertake and  specifically  disclaims any obligation
to  update  any  "forward   looking   statements"  to  reflect   occurrences  or
unanticipated events or circumstances after the date of such statements.